EXHIBIT 99.2
MISSION RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
ASSETS

	June 30,	December 31,
	2005	2004
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$3,054	$5,975
Accounts receivable	9,624	4,953
Accrued revenues	13,940	12,175
Current deferred income taxes	6,558	3,644
Prepaid expenses and other	3,350	2,039

Total current assets	36,526	28,786

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties (full cost), including unproved properties of $20,474 and $8,858 excluded from amortization as of June 30, 2005 and December 31, 2004, respectively	953,707	891,147
Asset retirement cost	18,491	18,034
Accumulated depreciation, depletion and amortization	(593,918)	(571,254)

Net property, plant and equipment	378,280	337,927

Leasehold, furniture and equipment	4,411	5,610
Accumulated depreciation	(2,431)	(2,831)

Net leasehold, furniture and equipment	1,980	2,779

OTHER ASSETS	7,594	8,411

	$424,380	$377,903

See Notes to the Consolidated Financial Statements.

MISSION RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share information)
LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2005	2004
	(Unaudited)
CURRENT LIABILITIES:
Accounts payable	$9,480	$9,470
Accrued liabilities	20,161	10,950
Interest payable	3,486	3,381
Commodity derivative liabilities	18,882	10,477
Asset retirement obligation	2,745	2,512
Advance drilling costs	6,894	2,257

Total current liabilities	61,648	39,047

LONG-TERM DEBT:
Term loan facility	25,000	25,000
Revolving credit facility	29,000	15,000
Senior 9 7/8% notes due 2011	130,000	130,000

Total long-term debt	184,000	170,000

LONG-TERM LIABILITIES:
Commodity derivative liabilities, excluding current portion	6,176	1,482
Deferred income taxes, excluding current portion	22,764	20,003
Asset retirement obligation, excluding current portion	35,952	35,366

Total long-term liabilities	64,892	56,851

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued or outstanding at June 30, 2005 and December 31, 2004	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 41,735,105 and 41,416,671 shares issued at June 30, 2005 and December 31, 2004, respectively	421	418
Additional paid-in capital	210,480	208,740
Retained deficit	(79,345)	(87,283)
Treasury stock, at cost, 389,000 shares at June 30, 2005 and December 31, 2004, respectively	(1,937)	(1,937)
Other comprehensive income (loss), net of taxes	(15,779)	(7,933)

Total stockholders’ equity	113,840	112,005

	$424,380	$377,903

See Notes to the Consolidated Financial Statements.

MISSION RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
REVENUES:
Oil and gas revenues	$43,806	$31,635	$78,167	$60,431
Gain (loss) on extinguishments of debt	—	(4,081)	—	(2,656)
Interest and other income (expense)	(220)	(379)	(987)	(1,189)

	43,586	27,175	77,180	56,586

COST AND EXPENSES:
Lease operating expenses	8,496	6,100	16,621	13,206
Transportation costs	207	63	164	88
Taxes other than income	3,099	2,483	5,599	4,177
Asset retirement obligation accretion expense	422	271	842	542
Depreciation, depletion and amortization	12,807	11,600	23,226	22,264
General and administrative expenses	5,857	2,956	9,256	5,779
Interest expense	4,601	5,445	8,873	11,707

	35,489	28,918	64,581	57,763

Income (loss) before income taxes	8,097	(1,743)	12,599	(1,177)

Provision (benefit) for income taxes	2,995	(637)	4,661	(431)

Net income (loss)	$5,102	$(1,106)	$7,938	$(746)

Net income (loss) per share	$0.12	$(0.03)	$0.19	$(0.02)

Net income (loss) per share-diluted	$0.12	$(0.03)	$0.18	$(0.02)

Weighted average common shares outstanding	41,666	40,591	41,572	36,101

Weighted average common shares outstanding-diluted	43,770	40,591	43,824	36,101

See Notes to the Consolidated Financial Statements.

MISSION RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands, except per share information)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$7,938	$(746)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	23,226	22,264
Loss on commodity hedges	1,027	565
Gain on extinguishment of debt	—	2,656
Write off system costs	1,128	—
Asset retirement obligation accretion expense	842	542
Amortization of deferred financing costs and bond premium	727	936
Deferred income taxes	4,451	(575)
Other	257	368

Change in assets and liabilities:
Accounts receivable and accrued revenue	(6,714)	(3,212)
Accounts payable and accrued liabilities	14,169	9,413
Abandonment costs	(481)	(1,250)
Other	(1,199)	(1,509)

Net cash flows provided by operating activities	45,371	29,452

Cash flows from investing activities:
Acquisition of oil and gas properties	260	(30,344)
Additions to oil and gas properties	(62,934)	(22,365)
Additions to leasehold, furniture and equipment	(738)	(304)
Proceeds on sale of oil and gas properties, net	(152)	8,734

Net cash flows used in investing activities	(63,564)	(44,279)

Cash flows from financing activities:
Proceeds from borrowings	42,000	181,500
Net proceeds from issuance of common stock	1,273	(51)
Repayment of borrowings	(28,000)	(181,011)
Cash held for reinvestment	—	24,877
Financing costs	(1)	(7,236)

Net cash flows provided by financing activities	15,272	18,079

Net increase in cash and cash equivalents	(2,921)	3,252
Cash and cash equivalents at beginning of period	5,975	2,234

Cash and cash equivalents at end of period	$3,054	$5,486

See Notes to the Consolidated Financial Statements.

MISSION RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2005	2004
Supplemental disclosures of cash flow information:

Cash paid during the period for:

Interest	$7,449	$10,638

Income taxes paid	$225	$247

See Notes to the Consolidated Financial Statements.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements (Unaudited)
1. Summary of Significant Accounting Policies
     The accompanying unaudited consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all disclosures required by accounting principles generally accepted in the United States of America. However, in the opinion of management, these statements include all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position of Mission Resources Corporation (the “Company” or “Mission”) at June 30, 2005, and the results of operations and changes in cash flows for the periods ended June 30, 2005 and 2004. Interim period results are not necessarily indicative of results of operations or cash flows for a full year. These financial statements should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004.
Principles of Consolidation
     The consolidated financial statements include the accounts of Mission Resources Corporation and its wholly owned subsidiaries. Mission owns a 26.6% interest in the White Shoal Pipeline Corporation that is accounted for using the equity method. Mission’s net investment of approximately $259,000 at June 30, 2005 is included in the other assets line of the Consolidated Balance Sheet. Mission has not received any distributions from White Shoal Pipeline Corporation in the three and six months ended June 30, 2005.
Oil and Gas Property Accounting
     The Company uses the full cost method of accounting for its investment in oil and gas properties. Under this method of accounting, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs, tangible and intangible development costs and direct internal costs) are capitalized as the cost of oil and gas properties when incurred. To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization, exceed the discounted future net revenues of proved oil and gas reserves net of deferred taxes, such excess capitalized costs would be charged to operations. No such charges to operations were required during the three and six month periods ending June 30, 2005 or 2004.
Royalties Payable
     The accrued liabilities line of the Consolidated Balance Sheet includes approximately $1.4 million of royalties that are awaiting completion of title opinions. Upon receipt of the title opinions and executed division orders, Mission will be required to make payment. This liability may increase in size as the well produces or decrease as title opinions are completed and royalties are paid. Typically, royalties are paid within one to two months after the production is sold.
Receivables
     Joint interest receivables are recorded at the invoiced amount and typically do not bear interest. The Company reviews collectibility of such receivables quarterly. Balances over ninety days past due and exceeding $30,000 are reviewed individually for collectibility. Account balances are charged against earnings when the Company determines the potential for recovery is remote. During the three and six months ended June 30, 2005, approximately $245,000 and $278,000, respectively, of such receivables were charged against earnings. The income charges are included in the interest and other income (expense) line of the Consolidated Statement of Operations. The Company does not have any off-balance sheet credit exposure related to its customers.

Comprehensive Income (Loss)
     Comprehensive income includes all changes in a company’s equity except those resulting from investments by owners and distributions to owners. The Company’s total comprehensive income for the three months and six months ended June 30, 2005 and 2004 was as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income (loss)	$5,102	$(1,106)	$7,938	$(746)
Hedge accounting for derivative instruments, net of tax	2,087	(3,308)	(7,846)	(4,675)

Comprehensive income (loss)	$7,189	$(4,414)	$92	$(5,421)

     The accumulated balance of other comprehensive loss related to hedge accounting is as follows (in thousands):

	Six Months Ended June 30,
	2005	2004
December 31 balance	$(7,933)	$(5,707)
Net loss on cash flow hedges	(8,505)	(7,140)
Reclassification adjustments	(3,566)	(22)
Tax effect on hedging activity	4,225	2,487

June 30 balance	$(15,779)	$(10,382)

Stock-Based Employee Compensation Plans
     At June 30, 2005, the Company has two active stock-based employee compensation plans: the 1996 Stock Incentive Plan and the 2004 Stock Incentive Plan. The 2004 Plan was approved by the Board of Directors on March 4, 2004 and by the Company’s stockholders at the May 19, 2004 annual stockholders’ meeting. One inactive plan, the 1994 Stock Incentive Plan, still has options outstanding that have not expired or been exercised; however, no new options can be granted under the plan. The Company accounts for the plans under the recognition and measurement principles of the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income for options granted under those plans when the exercise price of the option is equal to the market value of the underlying common stock on the date of the grant. Net income would be affected; however, if the exercise price of the option differed from the market price.
     Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes the fair value based method of accounting for stock-based employee compensation and to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. SFAS No. 148 amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. Had compensation cost for the Company’s stock option compensation plans been determined based on the fair value at the grant dates for awards under these plans consistent with the method of SFAS No. 123, the Company’s pro forma net income (loss) and pro forma net income (loss) per share of common stock would have been as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income (loss) (in thousands)
As reported	$5,102	$(1,106)	$7,938	$(746)
Pro forma	$5,102	$(4,553)	$7,354	$(4,193)
Earnings (loss) per share
As reported	$0.12	$(0.03)	$0.19	$(0.02)
Pro forma	$0.12	$(0.11)	$0.18	$(0.12)
Diluted earnings (loss) per share
As reported	$0.12	$(0.03)	$0.18	$(0.02)
Pro forma	$0.12	$(0.11)	$0.17	$(0.12)

*	The stock-based employee compensation cost, net of the related tax effects, that would have been included in the determination of net income if the fair value method had been applied to all awards is $584,000 for the six-month period ended June 30, 2005. No stock options were issued in the three-month period ended June 30, 2005.
Recently Adopted Pronouncements
     Staff Accounting Bulletin (“SAB”) No. 106, regarding the application of FASB Statement No. 143, Accounting for Asset Retirement Obligations, by oil and gas producing companies following the full cost accounting method was issued in September 2004. SAB 106 provided an interpretation of how a company, after adopting Statement 143, should compute the full cost ceiling to avoid double-counting the expected future cash outflows associated with asset retirement costs. The provisions of this interpretation have been applied by the Company and did not have a significant financial impact.
     SFAS No. 123R, Share-Based Payments was issued in December 2004. SFAS No. 123R requires public companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123R amends the original SFAS No. 123 and No. 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. SFAS No. 123R becomes effective as of the beginning of the first annual reporting period that begins after June 15, 2005; therefore, the Company expects to adopt the standard January 1, 2006. The impact of SFAS No. 123R is dependent upon grants issued after the effective date and therefore, cannot be estimated at this time.
     Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations was issued in March 2005. FASB Interpretation No. 47 clarifies that a conditional obligation meet the definition of an asset retirement obligation in Statement No. 143 and therefore should be recognized if their fair value is reasonably estimable. The interpretation provides additional guidance to evaluate whether fair value is reasonably estimable. If it is not, Statement No. 143 requires that certain disclosures be made about the unrecognized asset-retirement obligation. Companies must adopt FASB Interpretation No. 47 no later than the end of the fiscal year ending after December 15, 2005. Mission is currently assessing whether it has any conditional asset retirement obligation that would require disclosure.
     SAB No. 107, Share-Based Payments was issued in April 2005, confirming the latitude in SFAS No. 123R’s provisions on selecting models for valuing share options and clarifying other positions on accounting and disclosures for share-based payment arrangements. The Bulletin permits registrants to choose from different models to estimate the fair value of share options, provides guidance on developing assumptions used in the model and addresses the interaction between FASB No. 123R and Accounting Series Release (“ASR”) No. 268 and other SEC literature.
Asset Retirement Obligations
     In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which provided accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that the Company record a liability for the fair value of its asset retirement obligation, in the period in which the liability is incurred if a reasonable estimate of fair value can be made. The amount of the asset retirement obligation is added to the carrying amount of the asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period with the charge shown on the asset retirement obligation accretion expense line of the Consolidated Statement of Operations. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.
The following table shows changes in the asset retirement obligation that have occurred in the first six months of 2005 (amounts in thousands):

Six Months Ended
Asset Retirement Obligation	June 30, 2005
December 31, 2004 balance	$37,878
Liabilities incurred	458
Liabilities settled	(481)
Liabilities sold	—
Accretion expense	842

Ending balance	38,697
Less: current portion	2,745

Long-term portion	$35,952

Reclassifications
     Certain reclassifications of prior period statements have been made to conform with current reporting practices.
Use of estimates
     In order to prepare the financial statements in conformity with accounting principles generally accepted in the United States, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reserve information. Actual results could differ from those estimates.
2. Stockholders’ Equity
     On February 25, 2004, the Company acquired $15 million of its 10 7/8% senior subordinated notes due 2007 from Stellar Funding, Ltd. in exchange for 6.25 million shares of the Company’s common stock. On March 15, 2004, the Company acquired an additional $15 million of its 10 7/8% senior subordinated notes due 2007 from Harbert Distressed Investment Master Fund, Ltd. in exchange for 6.0 million shares of the Company’s common stock.
     On April 8, 2004, Mission issued 312,000 shares of its common stock in lieu of cash to its financial advisors as a fee for services rendered during the debt refinancing discussed below in Note 3. The $1.2 million fair value of this consideration was recorded as deferred financing costs in the other assets line of the Consolidated Balance Sheet.
     The following represents a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation for the three and six month periods ended June 30, 2005 and 2004, respectively. Additionally, potentially dilutive options that are not in the money are excluded from the computation of diluted earnings per share. For the three months ended June 30, 2005 and 2004, the potentially dilutive options excluded represented approximately 330,000 and 468,000 shares, respectively. For the six month period ended June 30, 2005 and 2004, the potentially dilutive options excluded represented 585,000 and 2.2 million shares, respectively.

SFAS No. 128 reconciliation (amounts in thousands except per share amounts):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2005			June 30, 2004
	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Income (loss) per common share:
Income (loss) available to common stockholders	$5,102	41,666	$0.12	$(1,106)	40,591	$(0.03)

Effect of dilutive securities:
Options	—	2,104		—	—

Income (loss) per common share-diluted:
Income (loss) available to common stockholders and assumed conversions.	$5,102	43,770	$0.12	$(1,106)	40,591	$(0.03)

	For the Six Months Ended			For the Six Months Ended
	June 30, 2005			June 30, 2004
	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Income per common share:
Income available to common stockholders.	$7,938	41,572	$0.19	$(746)	36,101	$(0.02)

Effect of dilutive securities:
Options	—	2,252		—	—

Income per common share-diluted:
Income available to common stockholders and assumed conversions	$7,938	43,824	$0.18	$(746)	36,101	$(0.02)

3. Long Term Debt
Refinancing
     On April 8, 2004, Mission issued new senior notes, announced the redemption of its 10 7/8% senior subordinated notes due 2007 (the “10 7/8% Notes”), and replaced both its revolving credit facility and its term loan. Those transactions and the details of the resulting debt are discussed below.
9 7/8% Notes
     On April 8, 2004, Mission issued $130.0 million of its 9 7/8% senior notes due 2011 (the “9 7/8% Notes”) which are guaranteed on an unsubordinated, unsecured basis by all of its current subsidiaries. Interest on the notes is payable semi-annually, on each April 1 and October 1, commencing on October 1, 2004.
     A portion of the net proceeds from the offering of the 9 7/8 % Notes was set aside to redeem, on May 10, 2004, the $87.4 million aggregate principal amount of the 10 7/8 % Notes that remained outstanding. On April 8, 2004, the remainder of the net proceeds from the offering of the 9 7/8% Notes, together with $21.5 million that was advanced under the new senior secured revolving credit facility (as described below) and $25.0 million that was borrowed under the new second lien term loan (as described below), was used to completely discharge all of the Company’s outstanding indebtedness under its prior revolving credit facility and term loan.
     At any time on or after April 9, 2005 and prior to April 9, 2008, the Company may redeem up to 35% of the aggregate original principal amount of the 9 7/8% Notes, using the net proceeds of equity offerings, at a redemption price equal to 109.875% of the principal amount of the 9 7/8% Notes, plus accrued and unpaid interest. On or after April 9, 2008, the Company may redeem all or a portion of the 9 7/8% Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on April 9th of the years indicated below:

Year	Percentage
2008	104.93750%
2009	102.46875%
2010	100.00000%
     If the Company experiences specific kinds of change of control, it may be required to purchase all or part of the 9 7/8% Notes at a price equal to 101% of the principal amount together with accrued and unpaid interest.
     The 9 7/8% Notes contain covenants that, subject to certain exceptions and qualifications, limit the Company’s ability and the ability of certain of its subsidiaries to:
•	incur additional indebtedness or issue certain types of preferred stock or redeemable stock;

•	transfer or sell assets;

•	enter into sale and leaseback transactions;

•	pay dividends or make other distributions on stock, redeem stock or redeem subordinated debt;

•	enter into transactions with affiliates;

•	create liens on its assets;

•	guarantee other indebtedness;

•	enter into agreements that restrict dividends from subsidiaries;

•	make investments;

•	sell capital stock of subsidiaries; and

•	merge or consolidate.
     Moody’s and Standard & Poor’s currently publish debt ratings for the 9 7/8% Notes. Their ratings consider a number of items including the Company’s debt levels, planned asset sales, near-term and long-term production growth opportunities, capital allocation challenges and commodity price levels. Moody’s rating on the 9 7/8% Notes is “Caa2” and Standard & Poor’s rating is “CCC.” A decline in credit ratings will not create a default or other unfavorable change in the 9 7/8% Notes.
     On April 4, 2005, Moody’s placed Mission’s ratings under review with a direction uncertain following the announcement that Petrohawk Energy Corporation (“Petrohawk”) was acquiring Mission. The review will enable Moody’s to complete an assessment of Petrohawk and the effect that the combination will have upon holders of the 9 7/8% Notes. On April 5, 2005, also in response to the Petrohawk announcement, Standard & Poor’s placed Mission on CreditWatch with negative implications to reflect the potential for Mission’s current rating to be affirmed or lowered, or that a negative outlook could be assigned.

Senior Secured Revolving Credit Facility
     On April 8, 2004, the Company entered into a new senior secured revolving credit facility led by Wells Fargo Bank, N.A. The facility, which matures on April 8, 2007, is secured by a first priority mortgage and security interest in at least 85% of the Company’s oil and gas properties, all of the ownership interests of all of the Company’s subsidiaries, and the Company’s equipment, accounts receivable, inventory, contract rights, general intangibles and other assets. The facility is also guaranteed by all of the Company’s subsidiaries.
     Availability under the facility, which includes a $3 million subfacility for standby letters of credit, is subject to a borrowing base that is determined at the sole discretion of the facility lenders. The initial borrowing base of the facility was $50 million, of which $30 million was available for general corporate purposes and $20 million was available for the acquisition of oil and gas properties approved by the lenders. The borrowing base is redetermined on each April 1 and October 1. Mission and the lenders each have the option to request one unscheduled interim redetermination between scheduled redetermination dates. On March 24, 2005, the borrowing base was set at $50 million to be used for general corporate purposes.
     On April 8, 2004, the Company was advanced $21.5 million under the facility, which amount, together with a portion of the net proceeds from the offering of the 9 7/8% Notes and $25 million that was borrowed under the new second lien term loan (as described below), was used to completely discharge all of the Company’s outstanding indebtedness under its prior revolving credit facility and term loan. At June 30, 2005, $29.0 million in borrowings were outstanding and $20.9 million was available for borrowing.
     Advances under the facility bear interest, at the Company’s option, at either (i) a margin (which varies from 25.0 basis points to 125.0 basis points based upon utilization of the borrowing base) over the base rate, which is the higher of (a) Wells Fargo’s prime rate in effect on that day, and (b) the federal funds rate in effect on that day as announced by the Federal Reserve Bank of New York, plus 0.5%; or (ii) a margin (which varies from 175.0 basis points to 275.0 basis points based upon utilization of the borrowing base) over LIBOR. The Company is allowed to prepay any base rate or LIBOR loan without penalty, provided that each prepayment is at least $500,000 and multiples of $100,000 in excess thereof, plus accrued and unpaid interest.
     Standby letters of credit may be issued under the $3 million letter of credit subfacility. Mission is required to pay, to the issuer of the letter of credit, with respect to each issued letter of credit, (i) a per annum letter of credit fee equal to the LIBOR margin then in effect multiplied by the face amount of such letter of credit plus (ii) an issuing fee of the greater of $500 or 12.5 basis points.
     The facility requires the Company to hedge forward, on a rolling 12-month basis, 50% of proved producing volumes projected to be produced over the following 12 months. The Company is also required to hedge forward, on a rolling 12-month basis, 25% of proved producing volumes projected to be produced over the succeeding 12-month period. Any time that Mission has borrowings under the facility in excess of 70% of the borrowing base available for general corporate purposes, the agent under the facility may require Mission to hedge a percentage of projected production volumes on terms acceptable to the agent.
     The facility also contains the following restrictions on hedging arrangements and interest rate agreements: (i) the hedge provider must be a lender under the facility or an unsecured counterparty acceptable to the agent under the facility; and (ii) total notional volume must not be more than 75% of scheduled proved producing net production quantities in any period or, with respect to interest rate agreements, notional principal amount must not exceed 75% of outstanding loans, including future reductions in the borrowing base.
     The facility contains the following covenants which are considered important to the Company’s operations. At June 30, 2005, Mission was in compliance with each of the following covenants:

•	The Company is required to maintain a current ratio of consolidated current assets (as defined in the facility) to consolidated current liabilities (as defined in the facility) of not less than 1.0 to 1.0;

•	The Company is required to maintain (on a rolling four quarter basis) an interest coverage ratio (as defined in the facility) of no less than (i) 2.75 for March 31, 2005 through June 30, 2005, and (ii) 3.0 for September 30, 2005 and thereafter;

•	The Company is required to maintain (on a rolling four quarter basis) a leverage ratio (as defined in the facility) of no more than 3.5 for December 31, 2004 and thereafter; and

•	The Company is required to maintain a tangible net worth (as defined in the facility) of not less than 85% of tangible net worth at March 31, 2004, plus 50% of positive net income after tax distributions, plus 100% of equity offerings after March 31, 2004, excluding any asset impairment charges.
     The facility also includes restrictions with respect to changes in the nature of the Company’s business; sale of all or a substantial or material part of its assets; mergers, acquisitions, reorganizations and recapitalizations; liens; guarantees; debt; leases; dividends and other distributions; investments; debt prepayments; sale-leasebacks; capital expenditures; lease expenditures; and transactions with affiliates.
Second Lien Term Loan
     On April 8, 2004, Mission entered into a second lien term loan with a syndicate of lenders arranged by Guggenheim Corporate Funding, LLC. The loan, which matures on April 8, 2008, is secured by a second priority security interest in the assets securing the senior secured revolving credit facility. The facility is also guaranteed by all of Mission’s subsidiaries. On April 8, 2004, the Company borrowed the $25.0 million under the loan, which amount, together with a portion of the net proceeds from the offering of the 9 7/8% Notes and $21.5 million borrowed under the senior secured revolving credit facility (as described above), was used to completely discharge all of the outstanding indebtedness under the prior revolving credit facility and term loan.
     The loan accrues interest in each monthly interest period at the rate of the 30-day LIBOR plus 525 basis points per annum, payable monthly in cash. The Company may prepay the loan at any time after the date six months and one day after April 8, 2004, in whole or in part, in multiples of $1 million at the prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if prepaid during each successive 12-month period beginning on April 9th of each year indicated below:

Year	Premium
2005	101%
2006 to maturity	100%
     provided, however, that no prepayment shall be made prior to the date six months and one day after April 8, 2004. No such prepayment was made prior to such date as required.
     The loan contains covenants that are no more restrictive than those contained in the senior secured revolving credit facility.
Redeemed 10 7/8% Notes
     In April 1997, the Company issued $100 million of 10 7/8% Notes due 2007. On May 29, 2001, the Company issued an additional $125 million of 10 7/8% Notes with identical terms to the notes issued in April 1997 at a premium of $1.9 million. The premium, shown separately on the Consolidated Balance Sheet, was amortized as a reduction of interest expense over the life of the 10 7/8% Notes so that the effective interest rate on the additional 10 7/8% Notes was 10.5%. Interest on the 10 7/8% Notes was payable semi-annually on April 1 and October 1.
     On March 28, 2003, the Company acquired, in a private transaction with various funds affiliated with Farallon Capital Management, LLC, approximately $97.6 million in principal amount of the 10 7/8% Notes for approximately $71.7 million, plus accrued interest. Including costs of the transaction and the removal of $2.2 million of previously deferred financing costs related to the acquired 10 7/8% Notes, the Company recognized a $22.4 million gain on the extinguishment of the 10 7/8% Notes.
     In December 2003, February 2004 and March 2004, the Company, in three private transactions, acquired $40.0 million aggregate principal amount of the 10 7/8% Notes in exchange for an aggregate of 16.75 million shares of its common stock as summarized below:

Net Gain on
		Principal	Common	Extinguishment of
Date	Note Holder	Value	Shares	10 7/8% Notes
December 2003	FTVIPT – Franklin Income Securities Fund and Franklin Custodian Funds – Income Series	$10 million	4.50 million	$1.1 million

February 2004	Stellar Fundings, Ltd.	$15 million	6.25 million	$0.5 million

March 2004	Harbert Distressed Investment Master Fund, Ltd.	$15 million	6.00 million	$0.9 million
     On May 10, 2004, the remaining $87.4 million of 10 7/8% Notes were redeemed at a premium of approximately $1.6 million. This premium is included in the $4.1 million ($2.6 million, net of tax) net loss on extinguishment of debt reported in the three-month period ended June 30, 2004.
Former Credit Facilities
     The Company was party to a $150.0 million credit facility with a syndicate of lenders. The credit facility was a revolving facility, expiring May 16, 2004, which allowed Mission to borrow, repay and re-borrow under the facility from time to time. The total amount which might be borrowed under the facility was limited by a borrowing base that was periodically set by the lenders based on Mission’s oil and gas reserves and other factors deemed relevant by the lenders. The facility was re-paid in full and cancelled on March 28, 2003.
     On March 28, 2003, simultaneously with the acquisition of $97.6 million in principal amount of the 10 7/8% Notes, the Company amended and restated its existing credit facility with new lenders, led by Farallon Energy Lending, LLC. Deferred financing costs of $947,000 relating to the previously existing facility were charged to earnings as a reduction in the gain on extinguishment of debt. Under the amended and restated facility, the Company borrowed $80.0 million, the proceeds of which were used to acquire approximately $97.6 million face amount of 10 7/8% Notes, to pay accrued interest on the 10 7/8% Notes purchased, and to pay closing costs. The amended and restated facility was cancelled in April 2004 and was replaced by the “Senior Secured Revolving Credit Facility” discussed above.
4. Derivative Instruments and Hedging Activities
     The Company produces and sells crude oil, natural gas and natural gas liquids. As a result, its operating results can be significantly affected by fluctuations in commodity prices caused by changing market forces. The Company periodically seeks to reduce its exposure to price volatility by hedging a portion of its production through swaps, options and other commodity derivative instruments. A combination of options, structured as a costless collar, is the Company’s preferred hedge instrument because there are no up-front costs and protection is given against low prices. Such hedges assure that Mission receives NYMEX prices no lower than the floor price and no higher than the ceiling price for hedged production. Hedging activities decreased revenues by $4.6 million and $4.3 million for the three-month periods ended June 30, 2005 and 2004, respectively, and by $8.5 million and $7.1 million for the six-month periods ended June 30, 2005 and 2004 respectively.
     The Company’s 12-month average realized price, excluding hedges, for natural gas was $0.24 per MCF less than the NYMEX MMBTU price. The Company’s 12-month average realized price, excluding hedges, for oil was $2.47 per BBL less than the NYMEX BBL price. Realized prices differ from NYMEX as a result of factors such as the location of the property, the heating content of natural gas and the quality of oil. The gas differential stated above excludes the impact of the Mist field gas production that is sold at an annually fixed price.
     The Company has elected to designate all hedges by applying the interpretations from the FASB’s Derivative Implementation Group issue G-20 (“DIG G-20”). By using the DIG G-20 approach, because the Company’s collars meet specific criteria, the time value component is included in the hedge relationship and is recorded to other comprehensive income (“OCI”) rather than to income, which reduces earnings variability.
     Should ineffectiveness occur for reasons other than time, that ineffectiveness is recognized currently and is reported in the interest and other income line of the Consolidated Statement of Operations. The Company has acquired a license for software specifically designed to make the complex calculations required by SFAS No. 133, as amended, including calculating ineffectiveness. The Company recognized a net loss related to the ineffectiveness of its cash flow hedges in the three months ended June 30, 2004 and 2005 of approximately $142,000 and $367,000, respectively, and by $565,000 and $1.0 million for the six months ended June 30, 2004 and 2005, respectively. As the existing hedges settle over the next two years, gains or losses in OCI will be reclassified to earnings. Using June 30, 2005 strip prices, the amount expected to be reclassified over the next twelve months will be a $12.2 million loss, net of taxes.
     The following tables detail the cash flow commodity hedges that were in place at June 30, 2005:
Oil Hedges

				NYMEX	NYMEX
	BBLS			Price Floor	Price Ceiling
Period	Per Day	Total BBLS	Type	Avg.	Avg.
Third Qtr. 2005	2,500	230,000	Collar	$32.06	$35.71
Fourth Qtr. 2005	2,500	230,000	Collar	$31.53	$35.18
First Qtr. 2006	1,750	157,500	Collar	$34.49	$48.20
Second Qtr. 2006	1,750	159,250	Collar	$34.16	$46.86
Third Qtr. 2006	1,750	161,000	Collar	$33.58	$46.07
Fourth Qtr. 2006	1,750	161,000	Collar	$33.33	$45.08

Gas Hedges

				NYMEX	NYMEX
	MMBTU			Price Floor	Price Ceiling
Period	Per Day	Total MMBTU	Type	Avg.	Avg.
Third Qtr. 2005	14,000	1,288,000	Collar	$5.02	$6.86
Fourth Qtr. 2005	14,000	1,288,000	Collar	$5.06	$7.47
First Qtr. 2006	15,000	1,350,000	Collar	$5.92	$10.22
Second Qtr. 2006	13,000	1,183,000	Collar	$5.79	$7.68
Third Qtr. 2006	13,000	1,196,000	Collar	$5.79	$7.78
Fourth Qtr. 2006	13,000	1,196,000	Collar	$5.88	$8.79

5. Income Taxes
     The provision for federal and state income taxes for the three months and six months ended June 30, 2005 was based upon a 37% effective tax rate. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the recognition of future taxable income during the periods in which those temporary differences are available. Based upon projections for future state taxable income, management believes it is more likely than not that the Company will not realize a portion of its deferred tax asset related to state tax net operating loss (“NOL”) carryforwards. In addition, management believes it is more likely than not that the Company will not realize its deferred tax asset related to the impairment of the interest in Carpatsky; therefore, the valuation allowance remains unchanged at June 30, 2005.
     On December 17, 2003, the Company issued 4.5 million shares of common stock in exchange for the surrender of $10 million of the 10 7/8% Notes. As a result of this transaction, management believes that the Company has experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code, which could result in the imposition of significant limitations on the future use of the Company’s existing NOL and tax credit carryforwards in the future. As of June 30, 2005, management believes that the limitations imposed by section 382 will not result in the Company being unable to fully utilize its NOL and tax credit carryforwards to offset future taxable income and related tax liabilities.
6. Guarantees
     In 1993 and 1996, the Company entered into agreements with surety companies and with Torch Energy Advisors Incorporated (“Torch”) and Nuevo Energy Company (“Nuevo”) whereby the surety companies agreed to issue such bonds to the Company, Torch and/or Nuevo. However, Torch, Nuevo and the Company agreed to be jointly and severally liable to the surety company for any liabilities arising under any bonds issued to the Company, Torch and/or Nuevo. Torch currently has no bonds outstanding pursuant to these agreements and Nuevo has issued approximately $34.3 million of bonds. The Company has notified the sureties that it will not be responsible for any new bonds issued to Torch or Nuevo. However, the sureties are permitted under these agreements to seek reimbursement from the Company, as well and from Torch and Nuevo, if the surety makes any payments under the bonds issued to Torch and Nuevo. Plains Exploration and Production Company completed the acquisition of Nuevo Energy Company effective May 14, 2004.
     Mission E&P Limited Partnership, Mission Holdings LLC and Black Hawk Oil Company, all subsidiaries of Mission Resources Corporation (collectively, the “Guarantor Subsidiaries”) are guarantors under the Senior Secured Revolving Credit Facility, the Second Lien Term Loan and the indenture for the 9 7/8% Notes. The Company does not believe that separate quarterly financial statements and other disclosures concerning the Guarantor Subsidiaries would provide any additional information that would be material to investors in making an investment decision.

7. Subsequent Events
     On July 1, 2005, Mission closed the sale of oil and gas properties to XTO Energy Inc. (“XTO”), pursuant to the Purchase and Sale Agreement dated as of June 24, 2005. The sold properties are certain of Mission’s working interests and net revenue interests in the Goldsmith and Wasson fields located in Ector and Yoakum counties, Texas. The gross sale price was $56.5 million. After adjustments for activity between the May 1, 2005 effective date and the June 30, 2005 closing date, the net sale price received by Mission at closing was $53.4 million.
     Effective July 28, 2005, Petrohawk Acquisition Corporation, a wholly owned subsidiary of Petrohawk Energy Corporation (“Petrohawk”), merged with and into Mission. Mission was subsequently merged with and into the Petrohawk, pursuant to an Agreement and Plan of Merger dated April 3, 2005, as amended through June 8, 2005. Total consideration consisted of approximately 19.565 million shares of common stock and $137.7 million of cash. Petrohawk also assumed approximately $184 million of debt in the transactions.